EXHIBIT 23.10


                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of CUC International, Inc. of our report dated April 25, 1996, relating to the financial statements of Avis, Inc. appearing in HFS Incorporated's Current Report on Form 8-K, dated August 29, 1996, as amended (Form 8-K). The Form 8-K is incorporated by reference in the Joint Proxy Statement/Prospectus of CUC International and HFS Incorporated dated August 28, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP
Stamford, Connecticut
September 15, 1997